EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
          STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Millions, except per share amounts)


                                    Three Months         Nine Months
                                    Ended September 30,  Ended September 30,
                                    --------------       --------------
                                     1997      1996       1997      1996
                                     ----      ----       ----      ----
Income
-------------
Income before extraordinary item $     86  $     99    $   203   $   159
Extraordinary item, net of tax          -         -          -        (5)
                                 --------   -------    --------  --------

Net income                       $     86  $     99    $   203   $   154
                                 ========   =======    ========  ========

Weighted Average Shares
-----------------------
Common shares outstanding,
 net of restricted stock           91,472    90,557     91,206    90,516

Add - shares assumed to
 be issued under long-term
 incentive (restricted stock),
 stock option and stock
 purchase plans at the average
 market price                         502       648        469       599
                                 --------  --------    --------  --------

Primary shares                     91,974    91,205     91,675    91,115
                                 --------  --------    --------  --------

Add - additional shares assumed
 to be issued under long-term
 incentive (restricted stock),
 stock  option and stock
 purchase plans at quarter end
 market price (if higher than
 average market price)                 96       105        266       159
                                 --------  --------    --------  --------

Fully diluted shares               92,070    91,310     91,941    91,274
                                 ========   =======    ========  ========


Income Per Share
-----------------------
Income before extraordinary item $    .94  $   1.09    $   2.23  $   1.75
Extraordinary item,net of tax        -         -           -         (.05)
                                 --------  --------    --------  --------

Net income                       $    .94  $   1.09    $   2.23  $   1.70
                                 ========   =======    ========  ========

Income Per Share - Primary
---------------------------------
Income before extraordinary item $    .94  $   1.09    $   2.21  $   1.74
Extraordinary item, net of tax       -         -           -         (.05)
                                 --------  --------    --------  --------

Net income                       $    .94  $   1.09    $   2.21  $   1.69
                                 ========   =======    ========  ========



Income Per Share - Fully Diluted
---------------------------------------
Income before extraordinary item $    .93  $   1.08    $   2.21  $   1.74
Extraordinary item, net of tax       -         -           -         (.05)
                                 --------  --------    --------  --------

Net income                       $    .93  $   1.08    $   2.21  $   1.69
                                 ========   =======    ========  ========

A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans are either antidilutive or